Exhibit 10

ADVANCED BIOENERGY, LLC

PROMISSORY NOTE

$2,500,000	October 5, 2007

FOR VALUE RECEIVED, the undersigned, Advanced BioEnergy, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to the order of ICM, Inc., a Kansas corporation (“Creditor”), the principal sum of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00). Interest shall accrue on the unpaid principal balance hereof from the date such sum is advanced by Creditor until due at the rate of 12% per annum (computed on the basis of a 360-day year, 30-day month).

1.             Payment. This Note, including principal and all accrued and unpaid interest, shall be due and payable in full on the earlier of:  (i) October 12, 2007 if the financing contemplated by the West LB Credit Agreement has not closed and initially funded, as more fully provided in that certain Certificate dated October 5, 2007 (“Certificate”) executed by Advanced Bioenergy, LLC in connection with this Note; (ii)  October 5, 2008, and (iii) the “Conversion Date” under the West LB Credit Agreement. All payments on this Note shall be applied first to accrued interest, and the remainder shall be applied to principal. Payment on this Note shall be made to Creditor at such place and in such manner as specified by Creditor to Borrower in writing at least two days before payment is due.

2.             Default.

(a)           Each of the following shall constitute an Event of Default hereunder:

(i)            Borrower shall default in the payment of the principal of or interest on this Note when due;

(ii)           A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of Borrower or for any substantial part of its property, or for the winding-up or liquidation of Borrower’s affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of 60 consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding which is not stayed; or

(iii)          Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of Borrower or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due.

(b)           The following are the consequences of an Event of Default:

(i)            if an Event of Default specified in clause (i) of paragraph (a) above shall occur, the holder of this Note may, at its option, by notice in writing to Borrower, declare the unpaid principal of this Note, together with all interest accrued and unpaid thereon, to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable, and such sums shall thereafter bear interest at the rate of 18% per annum (the “Default Interest Rate”) until paid in full by Borrower, and this Promissory Note shall not be deemed to have been paid until and unless the Default Interest Rate has been paid in accordance with this provision; and

(ii)           if an Event of Default specified in clause (ii) or (iii) of paragraph (a) above shall occur, the unpaid principal of this Note, together with all interest accrued and unpaid thereon, shall be and become immediately due and payable.

(c)           The rights and remedies of the holder of this Note upon the occurrence of an Event of Default set forth above are in addition to and not in derogation of any other rights such holder may have under applicable law.

3.             Definitions. “West LB Credit Agreement” means that certain Senior Credit Agreement dated October 1, 2007, as amended and restated, supplemented or otherwise modified from time to time, among Heartland Grain Fuels, L.P., each of the lenders form time to time a party thereto, WESTLB AG, NEW YORK BRANCH as the Collateral Agent, WESTLB AG, NEW YORK BRANCH as Administrative Agent for the Lenders, WESTLB AG, NEW YORK BRANCH as Issuing Bank, with respect to the Letters of Credit and WESTLB AG, NEW YORK BRANCH as Lead Arranger, Sole Bookrunner and Syndication Agent. The West LB Credit Agreement has a “Conversion Date Certain” whereby Conversion of the West LB Credit Agreement must take place on or before March 30, 2008.

4.             Miscellaneous.

(a)           This Note shall be governed by the laws of the State of Kansas, without giving effect to principles of conflicts of laws thereof.

(b)           Borrower hereby waives presentment, protest, notice of non-payment, dishonor and notice of dishonor, except to the extent expressly required hereby.

(c)           Borrower agrees to pay all costs of collection, including reasonable attorneys’ fees and disbursements, in the event this Note is not paid when due.

(d)           Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday or any national holiday, such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest on this Note.

(e)           This Note may be prepaid in whole or in part at any time without premium or penalty.

(f)            If any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or if any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then, and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions shall in no way be affected, prejudiced or disturbed hereby.

ADVANCED BIOENERGY, LLC

/s/ Revis L. Stephenson III

By:	Revis L. Stephenson III
Its:	Chairman & CEO